EXHIBIT 23.6
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23 March 1999


The Board of Directors
Jones Lang LaSalle Incorporated
Chicago, Illinois

The Board of Directors
Jones Lang Wootton Australia Pty Limited
Level 27, Northpoint
Miller Street
NORTH SYDNEY NSW 2060


Ladies and Gentlemen:


We consent to the inclusion of our Independent Auditors Report dated 12 February 1999 in respect to the combined financial statements of the JLW Australasia group, which appears in the Current Report on Form 8-K of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) dated 11 March 1999 (filed 24 March, 1999).



/S/ ERNST & YOUNG

Sydney, New South Wales, Australia

23 March, 1999